Exhibit 23.4

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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January 8, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of October 20, 2006 on the reviewed financial statements Placer Del Mar Ltd. as of September 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA


        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board